Exhibit 2.2

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

        THIS FIRST AMENDMENT (this “Amendment”) to the Asset Purchase Agreement (the “Agreement”) dated June 8, 2004, by and among Quintiles Bermuda Ltd., a Bermuda-registered company (“QBermuda”), Quintiles Ireland Limited, a company incorporated in the Republic of Ireland (“QIreland”), Bioglan Pharmaceuticals Company, a North Carolina corporation (“Bioglan”), and Bradley Pharmaceuticals, Inc., a Delaware corporation (“Buyer”), is made and dated as of the 10th day of August, 2004. Capitalized terms used herein that are not otherwise defined herein shall have the meanings given them in the Agreement.

        WHEREAS, the Parties entered into the Agreement pursuant to which Bradley is acquiring the Purchased Assets;

        WHEREAS, the Parties now desire to amend the Agreement in the manner set forth below;

        WHEREAS, Section 12.7 of the Agreement provides that the Agreement may be amended by a written agreement executed by each of the Parties;

        NOW, THEREFORE, for good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

        1. Section 2.4(a) of the Agreement is hereby deleted and replaced in its entirety as follows:

(a) all current liabilities reflected on the Balance Sheet, or any other current liabilities incurred by Bioglan in the ordinary course of business between the date of the Balance Sheet and the Closing Date (in each case other than accrued income taxes payable, current portion of indebtedness, and liabilities with respect to Bioglan employees as described in Section 7.1(e)) that (in either case) remain unpaid in the ordinary course of business at, and are not delinquent as of, the Closing;

        2. Section 7.11 of the Agreement is hereby deleted and replaced in its entirety as follows:

        7.11 Closing Date Financial Statements

(a) Within forty-five (45) days after the Closing, Bioglan shall deliver to Buyer a balance sheet of the Bioglan Pharmaceuticals operations of Quintiles consisting of all assets and liabilities of Bioglan and, to the extent relating to the Products, the assets and liabilities of QBermuda and QIreland, as of the Closing Date (the “Closing Date Balance Sheet”), and statements of earnings, statement of equity and cash flows of the Bioglan Pharmaceuticals operations of Quintiles consisting of all operations of Bioglan and, to the extent relating to the Products, the operations of QBermuda and QIreland, for the period from January 1, 2004 through the Closing Date (the “Audited Stub Period Financial Statements”), which financial statements shall be prepared in accordance with GAAP and Regulation S-X and be accompanied by the unqualified audit report of PricewaterhouseCoopers, who shall have audited such financial statements in accordance with generally accepted auditing standards.

(b) [Reserved].

(c) Sellers shall cooperate with Buyer, and shall use commercially reasonable efforts to gain the cooperation of PricewaterhouseCoopers, in the provision of appropriate consents to the filing with the SEC of the financial statements contemplated by this Agreement or relating to the transactions contemplated hereby and any other financial information or documents reasonably requested by Buyer in connection with its SEC filings or Section 2.8.

(d) With respect to 2003 quarterly financial data described in Section 1(c) of Schedule 8.4 and the financial statements to be reviewed by PricewaterhouseCoopers as described in Section 8.4(a) and Schedule 8.4, Quintiles shall, pursuant to an engagement letter, engage PricewaterhouseCoopers to conduct such review and such engagement letter shall include undertakings by PricewaterhouseCoopers to the effect that PricewaterhouseCoopers will communicate to Quintiles (i) any matters that come to the attention of PricewaterhouseCoopers as a result of the review that PricewaterhouseCoopers believes may require material modifications to such financial information to make it conform with GAAP, and (ii) if, for any reasons caused by or relating to the affairs or management of Sellers, PricewaterhouseCoopers is unable to complete its review. Quintiles shall notify Buyer promptly of any communications received from PricewaterhouseCoopers pursuant to the preceding sentence, but in any event no later than delivery of the related financial statements to Buyer. The requirement to deliver such reviewed financial statements under this Agreement shall not be deemed satisfied if any matters described in clauses (i) and (ii) of this Section 7.11(d) are communicated by PricewaterhouseCoopers to Quintiles.

        3. Section 8.4(a) of the Agreement is hereby deleted and replaced in its entirety as follows:

        8.4 Financial Statements.

(a) Sellers shall have delivered to Buyer: (i) the audited financial statements listed on Schedule 8.4 hereto, which shall have been prepared in accordance with GAAP and Rule 3-05 of Regulation S-X and be accompanied by the unqualified audit report of PricewaterhouseCoopers, who shall have audited such financial statements in accordance with generally accepted auditing standards; and (ii) the unaudited financial statements listed on Schedule 8.4 hereto, which shall have

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been prepared in accordance with GAAP and Article 10 of Regulation S-X (including appropriate footnote disclosure) and be reviewed by PricewaterhouseCoopers in accordance with the standards established by the Public Company Accounting Oversight Board (“PCAOB”). Neither the financial condition nor results of operations taken as a whole and as presented in such audited financial statements shall reflect a materially adverse change from the unaudited financial statements referred to in Section 3.3 with respect to the applicable dates and periods. The condition in the preceding sentence shall be deemed waived five (5) days after the delivery of the financial statements under this Section 8.4(a), unless Buyer notifies Sellers in writing specifying the basis for Buyer’s good faith belief that such condition is not satisfied.

        4. Section 11.3 to the Agreement is hereby deleted and replaced in its entirety as follows:

11.3 Indemnification by Buyer. Subject to the other provisions of this Section 11, including without limitation Section 11.9(a), Buyer will indemnify and hold harmless Sellers and their Affiliates and their respective officers, directors and shareholders (collectively, the “Seller Indemnified Parties”) for any Damages, to the extent caused by or arising from (a) any breach of any representation, warranty, covenant or agreement of Buyer in this Agreement; (b) the failure of Buyer to assume, pay, perform and discharge any Assumed Liabilities; or (c) the manufacture, packaging, labeling, promotion, distribution, transportation, storage or sale of the Products by or on behalf of Buyer or any of its Affiliates after the Closing Date or the use by patients of Products sold by or on behalf of Buyer or any of its Affiliates after the Closing Date.

        5. Schedule 8.4 of the Agreement is hereby deleted and replaced in its entirety with Attachment A hereto.

        6. Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain unimpaired, unaffected, and unchanged in every particular as set forth in the Agreement.

[signature page follows]

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[Signature Page to First Amendment to Bioglan Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

QUINTILES BERMUDA LTD.

By:	/s/ John Russell
John S. Russell
Vice President & Director

QUINTILES IRELAND LIMITED

By:	/s/ Alasdiar Macdonald
Name:	Alasdair Macdonald
Title:	Director

BIOGLAN PHARMACEUTICALS COMPANY

By:	/s/ Thomas Perkins
Thomas C. Perkins
Vice President

QUINTILES TRANSNATIONAL CORP.

By:	/s/ John Russell
John S. Russell
Executive Vice President & General Counsel

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ R. Brent Lenczycki
Name:	R. Brent Lenczycki
Title:	Chief Financial Officer and
Vice President

Attachment A

SCHEDULE 8.4

Financial Statements

1. Audited Financial Statements:

a.	Balance Sheets (in each case with respect to the Bioglan Pharmaceuticals operations of Quintiles, consisting of all assets and liabilities of Bioglan and, to the extent relating to the Products, the assets and liabilities of QBermuda and QIreland):

•	December 31, 2003
•	December 31, 2002

b.	Income Statement, Cash Flows and Statement of Equity (in each case with respect to the Bioglan Pharmaceuticals operations of Quintiles, consisting of all operations of Bioglan and, to the extent relating to the Products, the operations of QBermuda and QIreland):

•	Year ended December 31, 2003
•	March 22, 2002 to December 31, 2002

c.	For the 2003 financial statements referred to above, the footnote disclosure will include a summary of unaudited quarterly results of operations for each quarter of 2003, which shall have been reviewed by PricewaterhouseCoopers in accordance with the standards established by the PCAOB.

2. Unaudited Financial Statements

a.	Balance Sheets (in each case with respect to the Bioglan Pharmaceuticals operations of Quintiles, consisting of all assets and liabilities of Bioglan and, to the extent relating to the Products, the assets and liabilities of QBermuda and QIreland):

•	September 30, 2003
•	March 31, 2004
•	June 30, 2004

b.	Income Statements (in each case with respect to the Bioglan Pharmaceuticals operations of Quintiles, consisting of all operations of Bioglan and, to the extent relating to the Products, the operations of QBermuda and QIreland):

•	3 months ended March 31, 2004 and 2003
•	3- and 6- month periods ended June 30, 2004 and 2003
•	3- and 9- month periods ended September 30, 2003

c.	Cash Flows (in each case with respect to the Bioglan Pharmaceuticals operations of Quintiles, consisting of all operations of Bioglan and, to the extent relating to the Products, the operations of QBermuda and QIreland):

•	3 months ended March 31, 2004 and 2003
•	6 months ended June 30, 2004 and 2003
•	9 months ended September 30, 2003

d.	Statement of Equity (in each case with respect to the Bioglan Pharmaceuticals operations of Quintiles, consisting of all operations of Bioglan and, to the extent relating to the Products, the operations of QBermuda and QIreland):

•	3 months ended March 31, 2004
•	6 months ended June 30, 2004 and 2003
•	9 months ended September 30, 2003

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